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                                                                    EXHIBIT 99.1

NEWS BULLETIN FROM                     32605 W. Twelve Mile Rd.
[COVANSYS CORPORATION LOGO]            Suite 250
                                       Farmington Hills, MI  48334

                                       NASDAQ:  CVNS


FOR FURTHER INFORMATION

AT THE COMPANY: AT FINANCIAL RELATIONS BOARD: EMAIL ADDRESS:
David Roady               George Zagoudis-General Info
Vice President            gzagoudis@financialrelationsboard.com
Investor Relations
droady@covansys.com       Lisa Fortuna--Analysts
                          lfortuna@financialrelationsboard.com

FOR IMMEDIATE RELEASE
THURSDAY, MARCH 18, 2004

            COVANSYS ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER
                  FORMER CFO OF SYNTEL TO FILL POST IN INTERIM

FARMINGTON HILLS, MI MARCH 18, 2004 - Covansys Corporation (NASDAQ: CVNS) today announced that Michael Duffey has resigned as Executive Vice President and Chief Financial Officer and has accepted a position with a private company in Chicago.

Martin Clague, the Chief Executive Officer, thanked Mr. Duffey for his contributions to Covansys stating, "We appreciate Mike's many contributions and hard work over the past two and a half years to help ensure Covansys' success."

The Company further announced that effective immediately John Andary will fill the senior finance position while the Company conducts a search for a permanent Chief Financial Officer. "We are extremely pleased to call upon the expertise of a seasoned finance veteran like John as we build our business," continued Mr. Clague.

Mr. Andary, currently functioning as a consultant, brings 30 years of finance and accounting experience, most recently serving as Chief Financial Officer at Syntel, Inc., a leading global IT services company. Prior to that, he held various financial management positions with ADP, Inc. and Unisys Corporation and worked as an audit manager at Coopers & Lybrand.

ABOUT COVANSYS

Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.


                        FOR MORE INFORMATION ON COVANSYS,
                 visit the Company's website at WWW.COVANSYS.COM